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                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

               PRICING SUPPLEMENT NO. 1673 DATED 13 DECEMBER 2006

                        QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $8,300,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2007,
 CURRENTLY TOTALING A$4,380,902,000.00 (A$3,244,594,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

1.  (i)  Issuer:             Queensland Treasury Corporation

    (ii) Guarantor:          The Treasurer on behalf of the Government of
                             Queensland

2.       Benchmark line:     2007

                             (to be consolidated and form a single series with QTC 8% Global A$ Bonds due 14 September, 2007 , ISIN US748305BA60)

3.       Specific Currency   AUD ("A$")
         or Currencies:

4.  (i)  Issue price:        103.256%

    (ii) Dealers' fees and   No fee or commission is payable in respect of the
         commissions paid    issue of the bond(s) described in this Pricing
         by Issuer:          Supplement. Instead, QTC pays fees and commissions
                             in accordance with the procedure described in the QTC Offshore and Onshore

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                              Fixed Interest Distribution Group Operational
                              Guidelines.

5.        Specified           A$1,000
          Denominations:

6.  (i)   Issue Date:         14 December 2006

    (ii)  Record Date (date   6 March/6 September. Security will be ex-interest
          on and from which   on and from 7 March/7 September
          security is
          Ex-interest):

    (iii) Interest Payment    14 March/14 September
          Dates:

7.        Maturity Date:      14 September 2007

8.        Interest Basis:     8 per cent Fixed Rate

9.        Redemption          Redemption at par
          /Payment Basis:

10.       Change of           Not Applicable
          Interest Basis or
          Redemption/
          Payment Basis:

11. (i)   Status of the       Senior and rank pari passu with other senior,
          Bonds:              unsecured debt obligations of QTC

    (ii)  Status of the       Senior and ranks pari passu with all its other
          Guarantee:          unsecured obligations

12.       Method of           Non-syndicated
          distribution:

                 PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions
          Applicable

    (i)   Rate(s) of          8 per cent per annum payable semi-annually in
          Interest:           arrears

    (ii)  Interest Payment    14 March and 14 September in each year up to and
          Date(s):            including the Maturity Date

    (iii) Fixed Coupon        A$40 per A$1,000 in nominal amount
          Amount(s):

    (iv)  Determination       Not Applicable
          Date(s):

    (v)   Other terms         None
          relating to the
          method of
          calculating
          interest for Fixed
          Rate Bonds:


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                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified
                                          Denomination

15.       Early Redemption Amount(s)      Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

                GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                  Permanent Global  Note  not
                                          exchangeable for Definitive Bonds

17.       Additional Financial            Not Applicable
          Centre(s) or other
          special provisions
          relating to Payment
          Dates:

18.       Talons for future Coupons       No
          or Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special          Not Applicable
          conditions:

                               DISTRIBUTION

20. (i)   If syndicated, names and        Not Applicable
          addresses of Managers
          and underwriting commitments:

    (ii)  Date of Dealer Agreement:       13 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s)          Not Applicable
          (if any):

21.       If non-syndicated, name         National Australia Bank Ltd
          and address of                  255 George St
          relevant Dealer:                SYDNEY NSW 2000

22.       Whether TEFRA D or              TEFRA Not Applicable
          TEFRA C rules  applicable or
          TEFRA rules not applicable:

23.       Additional selling              Not Applicable
          restrictions:

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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: /s/ Signature
    -----------------------
        Duly authorized

                           PART B - OTHER INFORMATION

1.        LISTING

(i)       Listing:                       Bourse de Luxembourg.

(ii)      Admission to trading:          Application has been made for the
                                         bonds to be admitted to trading on the
                                         regulated market of the Bourse de
                                         Luxembourg with effect from the Issue
                                         Date.

2.        RATINGS

          Ratings:                       The bonds to be issued have been rated:

                                         S&P:          AAA
                                         Moody's:      Aaa

                                         An obligation rated 'AAA' by S&P has
                                         the highest credit rating assigned by
                                         Standard & Poor's. The obligor's
                                         capacity to meet its financial
                                         commitment on the obligation is
                                         extremely strong.

                                         Obligations rated Aaa by Moody's are
                                         judged to be of the highest quality
                                         with minimal credit risk.

                                         A credit rating is not a
                                         recommendation to buy, sell or hold
                                         securities and may be revised or
                                         withdrawn by the rating agency at any
                                         time. Each rating should be evaluated
                                         independently of any other rating.

3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4.         REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)        Reasons for the Offer:         See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)       Estimated net proceeds:        Not Applicable.

(iii)      Estimated total expenses:      Not Applicable.

5.         YIELD

           Indication of yield:           6.25%

                                          Calculated as 7 basis points less
                                          than the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility on
                                          the Trade Date.

                                          The yield is calculated on the Trade
                                          Date on the basis of the Issue Price.
                                          It is not an indication of future
                                          yield.

6.         OPERATIONAL INFORMATION

(i)        ISIN Code:                     US748305BA60

(ii)       Common Code:                   006524273

(iii)      CUSIP Code:                    748305BA6

(iv)       Any clearing system(s) other   Not Applicable
           than Depositary Trust Company,
           Euroclear Bank S.A./N.V. and
           Clearstream Banking, societe
           anonyme and the relevant
           identification number(s):

(v)        Delivery:                      Delivery free of payment

(vi)       Names and addresses of         Not Applicable
           additional Paying Agent(s)
           (if any):